For Immediate Release

                                 RUSH FINANCIAL
                               TECHNOLOGIES, INC.

            Rush Financial Technologies, Inc. Appoints Two Directors


DALLAS, TEXAS (June 20, 2006) - Rush Financial Technologies, Inc. ("Rush") (OTC.BB: RSHF) today announced that two new directors have been appointed to its Board. Bernay Box and Murrey Wanstrath, both of Bonanza Capital, Ltd. in Dallas, Texas, joined the Rush Board on Thursday, June 15, 2006, and Mr. Box was subsequently elected to the position of Chairman. D. M. "Rusty" Moore, Jr. continues as President and Chief Executive Officer of the Company.

Rush recently announced the acquisition of Terra Nova Trading, LLC in Chicago, Illinois and Market Wise Trading School, LLC, in Boulder, Colorado, anticipating that the combination of the RushTrade front end product, the TerraNova back office products, and the integrated company's commitment to customer service in its retail, institutional, and clearing operations will benefit its customers.

"We believe technology will be a strategic driver of shareholder value over the next couple of years. Accordingly, the Company's near-term focus is on integrating RushTrade's front-end direct access technology with Terra Nova's back-end clearing technology. Controlling the technology from trade execution to clearing brings tremendous potential for providing high touch customer service at competitive pricing. The Company will continue focusing resources to provide top line growth in the Institutional, Wholesale and Direct retail lines of business," said Bernay Box, Chairman. "As we move further into the integration of the companies, we believe significant cost synergies will be available, as well as scalable technology, providing margin improvements," said Mr. Box.

Mr. Box is the founder and managing partner of Bonanza Capital, Ltd, a private investment partnership, and Managing Partner of Bonanza Master Fund, Ltd., the Company's largest shareholder. Based in Dallas, Texas, Bonanza is a small-cap investment fund managing money for high net worth and institutional clients. Mr. Box has over 20 years of investment experience and is a graduate of Baylor University.

Mr. Wanstrath has 10 years of experience in the financial services sector and joined Bonanza Capital in November 2005. He is responsible for identifying and executing direct investment transactions for both public and private companies. Mr. Wanstrath is a CPA and has also earned the Chartered Financial Analysts designation. Mr. Wanstrath graduated from the University of Arkansas in Fayetteville with a Bachelor of Business Administration in Accounting.

For additional information regarding this announcement, please refer to Rush's Form 8-K expected to be filed promptly with the Securities and Exchange Commission.

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About Rush

Rush operates through four primary wholly-owned subsidiaries:

RushGroup Technologies, Inc. ("RushGroup") is a registered Service Bureau and member of the Certified Partners program with the Nasdaq Stock Market. RushGroup serves as the Company's financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to NASD member broker/dealers, institutional portfolio managers and traders.

RushTrade Securities, Inc. ("RushTrade"), a fully-disclosed introducing broker/dealer and member NASD, PCX, BSE, SIPC and NFA, offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers utilizing RushGroup's software products. RushTrade customer accounts are insured up to $25 million and are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

Terra Nova Trading, LLC, founded in 1994, is a full-service self-clearing agency broker/dealer and futures commission merchant. Terra Nova is a member of the NASD, NFA and SIPC, as well as the following exchanges: PCX, ISE, BOX and CHX. Terra Nova maintains a diversified customer base servicing Institutional, B-to-B (including Correspondent Clearing for other introducing broker/dealers) and Direct Market Access clients, while offering a diversified product offering including equities, options, futures, fixed income and foreign exchange. Headquartered in Chicago, Terra Nova has over 70 employees, with a sales presence in New York, San Francisco, Denver and San Antonio.

Market Wise Trading School, LLC is an education provider to traders and investors. Its mission is to support traders and investors in their quest to achieve financial freedom and success, while sharing the passion and trading skills of its instructors. Market Wise's education curriculum is provided to assist traders and investors develop sound methods of analysis and risk management. Headquartered in Boulder, Colorado, Market Wise trains students worldwide.

Rush is headquartered in Dallas, Texas, and the common stock is traded on the OTC.BB market under the symbol "RSHF." For more information about RushTrade and RushGroup products, please visit www.rushtrade.com and www.rushgroup.com. For more information about Terra Nova Trading, visit www.terranovatrading.com. For more information about Market Wise Trading School, visit www.marketwise.com.



Investor Relations Contact:         Sharron Kuzma
                                    (972) 450-6000
                                    skuzma@rushgroup.com
                                    www.rushfintech.com




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